Exhibit 99.1

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

NEWMONT MINING CORPORATION

Moderator: Randy Engel

February 27, 2006

3:00 pm CT

Coordinator:	Hello and welcome to the Newmont fourth quarter and year-end 2005 results conference call.

Following today’s presentation, there will be a formal question and answer session. To ask your question, simply press star-1. Until then, all lines will remain in listen-only mode.

At the request of the company, today’s conference is being recorded. If anyone has objections, you may disconnect at this time.

I would now like to introduce today’s conference host, Mr. Randy Engel.

Sir, you may begin.

Randy Engel:	Thank you, operator.

Good afternoon to everyone and thank you for joining us on our fourth quarter and year-end 2005 earnings call.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Please note that this call is being presented and simulcast on our Web site at www.newmont.com and will be available for playback for a limited time.

On today’s call we have Wayne Murdy, Chairman and Chief Executive Officer, Pierre Lassonde, President; Richard O’Brien, Senior Vice President and Chief Financial Officer; Tom Enos, Senior Vice President of Operations; and Bruce Hansen, our Senior Vice President of Operation Services.

As we’ll discuss forward-looking information you should be aware there are risks unique to industry which are described in detail on our filings with the SEC.

And with that, I’d like to turn this conference over to our Chairman, Wayne Murdy.

Wayne Murdy:	Thank you, Randy and good afternoon everyone.

I’ll review our fourth quarter year-end financial and operating highlights, then Dick will provide the details of our financial results and Tom will cover operations. Bruce will then give an update on our new projects, and Pierre will review the merchant banking, reserves and exploration, and give us his thoughts on the gold market, I’m sure. I’ll conclude with our 2006 guidance.

Newmont had a strong fourth quarter and a solid year in 2005, generating industry leading operating cash flow of some $1.3 billion, despite lower earnings from industry-wide cost pressures and various non-cash accounting items.

During the fourth quarter, we had higher margins, selling 2.4 million consolidated ounces or 1.8 million equity ounces at an average realized gold

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

price of $472 per ounce with costs applicable to sales of $230 per ounce. We generated fourth quarter income from continuing operations of $72 million or 16 cents a share, and generated net cash from continuing operations of almost $500 million or $489 million.

Dick will cover some of the accounting items, but these have a net effect of reducing income from continuing operations for the fourth quarter by some $84 million or 19 cents per share, after tax.

For the full year 2005, we sold our target of 8.6 million consolidated ounces that translated to 6.5 million equity ounces and an average realized gold price of $441 per ounce at costs applicable to sales of $236 per ounce.

We generated full year income from continuing operations of $374 million or 84 cents per share.

Again, accounting items had the effect of decreasing income from continuing operations by $34 million or 7 cents a share, after tax.

At year-end, our balance sheet remains strong, with cash and cash equivalents, short term marketable securities and other investments of some $1.9 billion.

Finally, we increased our reserves for the fourth straight year, finishing 2005 with 93.2 million equity ounces using a $400 gold price assumption.

Given the impact of some January transactions, January and February, where we increased our interest in the Akyem project and the Boddington project, on a pro forma basis, our reserves at year-end stood at 98.6 million ounces.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Before I turn it over to Dick, I’d like to say a few words about cost pressures. Over the past year, you heard us and the rest of the industry talk quite a bit about cost escalation and its impact on margin growth. We have seen significant increases in fuel and other input commodity costs and labor costs primarily in our Nevada operations and our Australian operations.

For 2006, our guidance indicates that we expect our average costs applicable to sales to be in the range of $280 per ounce and nearly $380 per ounce in Nevada.

However, of the roughly $47 per ounce increase expected in Nevada, about $25 is attributed to the effect of accounting changes, deferred stripping specifically, which in 2005 was a credit to our cost structure but in 2006 will actually be additional expense.

You’ll also see the impact of expensing stock options, although that does not have near the effect of the deferred stripping change, and this is something that will add a fair amount of volatility to the cost structure and all operations for all mining companies going forward.

Of the remaining increase, approximately $10 is attributed to labor cost as we made large out-of-cycle increase this last year in Nevada, which will impact the full year 2006, and $15 is the full-year impact of increase as energy cost, primarily electricity cost in Nevada.

Our consolidated cost structure will also be negatively impacted this year by lower production from Yanacocha, our lowest cost operation, where costs are expected to increase from last year’s $145 per ounce to an expected $185 per ounce this year.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Almost all of the cost increase in Yanacocha is due to the lower denominator - lower production, resulting from lower grade and higher stripping.

We have several initiatives underway to address cost escalation.

During the call, you’ll hear about our development projects, which over the next three to four years will give us five new mines producing about 2.5 million ounces with competitive cost structures. Three of these projects will come on in 2006.

We’ve also begun construction on our power plant in Nevada, having finally received the full clearance on our permit a couple of days before Christmas.

Together we believe these initiatives will help lower our average cost in Nevada and worldwide.

With that, now I’ll turn it over to Dick O’Brien for a closer look at the financial results.

Richard O’Brien:	Thanks, Wayne.

I’m focusing on Slide 6. You can see revenues for the fourth quarter were 1.3 billion at an average realized gold price of $472 per ounce. This compares to revenues for the prior year quarter of $1.2 billion at an average realized gold price of $436 per ounce.

As Wayne mentioned, income from continuing operations for the fourth quarter was 72 million or 16 cents per share, compared with 150 million or 34 cents per share for the year ago quarter.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

For the full year 2005, income from continuing operations was 374 million or 84 cents per share, compared with 453 million or $1.02 per share for 2004.

Looking at the next slide, you can see that income from continuing operations for the fourth quarter was impacted by various items that have the effect of decreasing income from continuing operation by 84 million or 19 cents a share. We mentioned income from continuing operations for the full year 2005 was 374 million or 84 cents per share and was impacted again by a number of items that have the effect of reducing income from continuing operations by 34 million or 7 cents per share.

As Wayne noted, we also generated net cash from continuing operations of 1.25 billion in 2005.

Now to focus on operations, I’ll turn it over to Tom Enos.

Thomas Enos:	Thanks, Dick.

For the fourth quarter of 2005, consolidated gold sales from continuing operations were approximately 2.4 million ounces at costs applicable to sales of $230 per ounce.

For the full year consolidated gold sales from continuing operations were approximately 8.6 million ounces at costs applicable to sales of $236 per ounce.

Looking at Nevada, fourth quarter gold sales declined by 7% from the year ago quarter as an 8% increase in mill throughput and a 14% increase and heap leach ore placed were offset by a 14% decrease in mill ore-grade.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Similar to the third quarter, the adverse mill grades were continued -- the continued result of unfavorable ground conditions and labor shortages at our underground operations which impacted production rates from higher grade underground ore zones.

Costs applicable to sales for the fourth quarter increased 25% from the year ago quarter primarily due to lower volumes, increased labor and underground services costs, as well as increased diesel and input commodity prices.

For the full year 2005, Nevada operations sold approximately 2.4 million ounces on a consolidated basis at costs applicable to sales of $333 per ounce.

In 2006, we expect Nevada consolidated gold sales to be approximately 2.6 million ounces at costs applicable to sales of $380 per ounce.

As Wayne discussed, cost control and improving production are major focuses for our Nevada operations in 2006. We have made significant investments in new projects and new mining equipment and we expect these investments to help reduce costs by approximately 5% to 10% in 2007.

As Wayne mentioned, we have also begun construction on our Nevada power plant which will also contribute to lower costs.

Shifting to Peru, Minera Yanacocha had a record fourth quarter, selling 1.1 million ounces on a consolidated basis at costs applicable to sales of $145 per ounce. Gold sales increased 25% from a year ago quarter as a 15% increase in ore placed on the leach pads was only partly offset by a 4% decrease in ore-grade. Costs applicable to sales for the fourth quarter increased 10%, to $145 per ounces as a result of increased labor and commodity costs.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

For the full year 2005, Yanacocha sold 3.3 million ounces on a consolidated basis at costs applicable to sales of $147 per ounce.

In 2006, we expect consolidated sales at Yanacocha of approximately 2.6 million ounces at costs applicable to sales of $185 per ounce. The rise in costs is almost entirely attributable to the lower expected production resulting from lower grades.

Moving on to Australia/New Zealand, consolidated gold sales decreased 16% in the fourth quarter 2005, primarily as a result of lower grades at Tanami and Kalgoorlie combined with lower throughput at Tanami and Pajingo. Costs applicable to sales increased 8% primarily due to the lower production and increased commodity costs. Consolidated sales for the year were 1.6 million ounces at costs applicable to sales of $317.

In 2006, we expect to sell approximately 1.5 million ounces at costs applicable to sales of $327 per ounce.

At Batu Hijau in Indonesia, copper sales decreased 22% in the fourth quarter to 129 million pounds and consolidated gold sales remained constant from the year ago quarter at approximately 181,000 ounces. Costs applicable to sales per pound of copper and ounce of gold increased 25% and 19%, respectively, as a result of increased fuel, maintenance, consumable, power, and labor costs.

For the full year 2005 on a consolidated basis, Batu Hijau sold 573 million pounds of copper and 721,000 ounces of gold at costs applicable to sales of 53 cents per pound and $152 per ounce, respectively.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

In 2006, we expect to sell 565 million pounds of copper and 575,000 ounces of gold on a consolidated basis at costs applicable to sales of 45 cents per pound and $155 per ounce, respectively.

Now, I’ll turn it over to Bruce.

Bruce Hansen:	Thank you, Tom.

At the Phoenix plant in Nevada, commissioning of the plant has already begun and we expect initial gold production to show up in April.

The Leeville project also in Nevada is approximately 86% complete. The production shaft has reached its final depth in November of 2005 and the mine is dewatered below the shaft bottom. The remaining construction work primarily relates to completion of the underground facilities. We see Leeville ramping up to achieve approximately 2100 tons per day of production by the end of 2006.

Also in Nevada, as previously discussed, we have begun construction of our power plant which was approved by our Board of Directors in January. Project engineering is 50% complete and we’re targeting a mid-2008 completion.

This power plant again is a significant part of our cost control initiative and will provide long term reliable energy for projects like Leeville and Phoenix.

In Ghana, we’re now advancing both of our projects, the Ahafo and the Akyem project. At Ahafo, engineering, procurement, camp and general infrastructure construction is essentially complete. The process plant and

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

related facilities are now approximately 76% complete and overall construction was 83% complete at the end of January.

We’ve also begun commencing mining and stockpiling of ore, which started in January, for initial gold production in the second half of this year.

In 2006, we expect Ahafo to contribute approximately 260,000 ounces. Annual gold sales from Ahafo are expected to average between 500,000 and 550,000 ounces at a steady state production rate.

As a result of continued explorations success, we are also already undertaking early studies of expansion opportunities at Ahafo, looking at process capacity additions and potential underground development.

The Akyem project was approved in 2000 - in July of 2005. We are awaiting approval of our environmental impact statement and we are targeting initial production in the second half of 2008.

We also expect Akyem to produce approximately 500,000 to 550,000 ounces per year on a steady state basis.

Finally, as we announced this morning, Newmont’s Board of Directors has approved the development of the Boddington project in Western Australia.

In February, Newmont entered into an agreement to acquire an additional 22.22% interest in Boddington from Newcrest Limited, taking Newmont’s interest in the project to two-thirds. The other third is owned by AngloGold Ashanti.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

The Boddington project has total gold reserves of over 11 million ounces and a current estimated life in excess of 15 years.

Newmont’s share of initial capital will range between $900 million and $1 billion, and we expect our share of annual production to be approximately 700,000 ounces for the first five years of production and approximately 600,000 ounces per year over the life of the project.

We are currently targeting completion and initial production towards the end of 2008.

We feel that Boddington has substantial exploration opportunity and extensive mineralization materials which indicate the potential to potentially ultimately double our reserves at Boddington.

Now with that, let me turn it over Pierre to talk about reserves exploration and Newmont Capital.

Pierre Lassonde:	Thanks, Bruce and welcome everyone.

As Wayne mentioned earlier, I think the achievement of our exploration team this year has been to replace reserves and grow reserves for the fourth straight year.

Using $400 for a price assumption, we grew reserves from 92.4 million to 93.2 million ounces at year-end and mostly from Ghana, which continues outperform and where we grew reserve by 17% to 18.7 million equity ounces.

Nevada has also had a great year. Phoenix, in particular, added 600,000 ounces to now almost 9 million ounces of reserves.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

And in Peru, Minas Conga grew reserve by 36% to 6.1 million equity ounces.

And also notably, Australia this year replaced reserves at 1.5 million ounces — very notable achievement.

And also as Wayne pointed out, subsequent to year-end, we acquired the remaining 15% of the Akyem project in Ghana, and as well as signed a letter of agreement to acquire the 22% interest of Newcrest, increasing total reserves to something like 98 million ounces.

If you look at the reserve sensitivity, at 425 gold, our reserves would increase approximately 5 million ounces to, actually 6 million to almost 99 million ounces. And at 450 gold, by about 11% in line with the gold prices really at 103.7 million ounces. A decrease of $25 would decrease our total reserves by about 8% or 86 million ounces.

Now, the higher gold price — the full impact of higher gold prices is constrained by limited drill data on the margins of known mineralization. What we’re really saying is that we have not drilled our pits at $450 or $500 gold as we just haven’t had the time and/or the money to do so. We are working on it, but it will take a long time for us to get there.

When you look at the fourth quarter in the full year 2005, our fourth quarter expenditures were $43 million and for the full year, $147 million.

For 2006, the guidance will be about a spend of about $155 million to $165 million in exploration and an additional $40 million to $45 million for advanced projects, research and development.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

And when you look at the dollars spent, 56% is near-mine (brownfield), and 44% is greenfield. And you can see that we’re putting a lot more emphasis on greenfield exploration to increase our non-reserve mineralization pipeline so that we can continue to grow our reserves in the future.

For 2006, our outlook is to continue district expansion at Ahafo. Since we started to work in Ghana four years ago, we’ve had new discoveries and that trend we hope will continue this year again.

In New Zealand, underground expansion at Martha will go on; the same as the underground program at Callie and Jundee in Australia.

And then finally, we will do a fair amount of work to advance gold/copper targets at Conga, Mike in Nevada, Elang in Indonesia, and Boddington in Australia.

These are all very large scale gold/copper targets that could add significant mineralization, down the road reserves to Newmont if we can bring into reserves.

Now, I’d like to turn your attention to Newmont Capital which had a fabulous year in 2005. The Royalty Portfolio – dividend income was up 24% to 23 million in the fourth quarter and it was up 20% to 79 million for 2005 versus 2004.

The equity portfolio – the year-end market value of the equity portfolio was 940 million, an increase of 433 million from year-end 2004.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

If you look at our return on average invested capital for the year, it’s 80%. We’re quite proud of that. And the unrealized capital gains exceed over 500 million at year-end.

In terms of our asset portfolio, and we’re talking here about our black gold property, the Alberta oil sands, we have started environmental base line studies and infill drilling. We’ve done a pre-feasibility study which indicates that there’s 165 million economically recoverable barrels of oil with potential production of 25,000 barrels per day via a phased development. We just completed the infill program for this winter. We’re going to look at the results and continue to develop this asset.

Finally, in terms of the gold market — I’ll be very brief. I think that usually between February and May we see, on a seasonal basis, a decline in gold price. We haven’t seen it this year and I think that is a very significant factor. It’s the gold ETF in the market has now taken over 430 tons of gold in less than 14, 15 months. It has a significant impact on the gold market and whether or not we will see the seasonality this year, I believe, remains a question. I think for the time being, we’re looking at a gold price for the next six to nine months of 525 to 600, in that bracket and, you know, bearing any unforeseen major blowup in the world.

And with that, I will turn it over to Wayne for his concluding remarks.

Wayne Murdy:	Thank you, Pierre.

Again, for 2006, we expect consolidated gold sales of about 8 million ounces at costs applicable to sales of approximately $280 per ounce. We also expect to generate consolidated copper sales of about 565 million pounds at costs of about 45 cents per pound.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

The guidance breakdown shown on this slide is also provided for your reference.

In 2005, we saw a good year but a year that clearly had challenges. Earnings were affected by various non-cash charges and asset write-downs and, of course, we were not immune to the rising costs facing the industry. However, we generated industry leading operating cash-flow for the year and saw our margins improve in the fourth quarter. Our leverage to gold prices increased over the last six months in 2005, and we also increased our reserves for the fourth straight year.

Looking forward, we see several positive developments that we believe will deliver increased leverage to gold price and value to our shareholders. We will be bringing on three new projects this year in Nevada and Ghana, and have two more significant projects, Boddington and Akyem, in development for completion in 2008.

We also remain steadfast in our commitment to cost control and our opposition to hedging. We believe we are in a long-term bull market and these projects are a cornerstone of Newmont’s growth story over the next several years.

Thank you very much for your time and with that let me turn the call over to the operator so that we can take your questions.

Coordinator:	Thank you.

If you would like to ask a question, please press star-1 on your telephone touch pad. If you are using speaker equipment, you may need to lift the

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

handset prior to pressing star-1. To cancel or withdraw your question, press star-2. Please be reminded to record your name if you would like to ask a question.

And our first question comes from…

John Hill:	John Hill, Citigroup.

Good afternoon everyone.

Wayne Murdy:	Hello, John.

John Hill:	Hello.

I was just wondering if you could share a few additional thoughts on Boddington in terms of the flow sheet and some of the equipment selection, there have been a number of variables in air on that one over the years.

Wayne Murdy:	Okay.

John, I’m going to ask Bruce to talk about Boddington, we’re very excited about that…

((Crosstalk))

Bruce Hansen:	We are extremely excited about Boddington, John, and you know, we’re looking at roughly a throughput rate at Boddington at approximately 35 million to 38 million tons per year.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

The flow sheet will have primary and secondary crushers followed by a series of high pressure grinding rolls, followed by a set of ball mills going into flotation followed by CIL.

So it will be a big — it will be a very robust plant. We’re very confident in terms of capacity of that plant and our ability to deliver it.

On the mining side, we’ll have - we’ll be using electric rope shovels, and we’ll be loading roughly 230 metric ton trucks — a fairly significant fleet and, you know, fairly conventional in terms of its nature. So, a big project but not overly complex.

John Hill:	Okay, great. Thanks for that.

And very briefly on the reserves side, there’s some interesting asymmetries, I guess. We took the gold price modeling assumption up from 375 to 400. That was worth 2.6 million ounces. But in your sensitivity table if we carve 25 bucks an ounce off today, we go down by 6.9 and I assume that’s lower grades in Nevada, but I just wonder if you could shed some light on that unusual asymmetry there.

Bruce Hansen:	I think what you’re talking about there, John, is the fact that, you know, in the actual results for 2005, that also has the net impact of increases in costs. When we look at sensitivities on a go-forward basis, we’re essentially freezing costs and we’re adjusting the gold price only.

John Hill:	Very good, thank you.

Coordinator:	Thank you.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Our next question come from John Bridges of JP Morgan.

John Bridges:	Hi, John Bridges. Sorry.

I’m just wondering with respect to the way the gold price has been moving up, I seem to remember on a visit, a year or two ago, there was a lot of low grade materials at Kalgoorlie. You know on the face of it a lower grade is a negative, but I seem to remember there was a big potential increase to reserves.

What’s the prognosis there?

Leroy Schutz:	John, this is Leroy Schutz.

At Kalgoorlie, there is sizable NRM that fell out of our numbers earlier on because of pit angles not being able to take it in. We’ve seen, however, that this material has potential with a higher gold price environment to go underground. But we’re investigating the engineering capabilities and the other process capabilities as well; so the upside is largely in that setting.

John Bridges:	So you’re working on that one?

Leroy Schutz:	Yes, we are. We’ve got a plan this year to do some additional drilling in that setting.

John Bridges:	I wonder also with respect to the greenfields portion of your exploration budget, could you, you know, point out or maybe rank the targets that you’re looking at?

Pierre Lassonde:	John, it’s Pierre.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

In terms of the greenfields, we’re sticking basically 80% to the countries where we already operate. So you look at our budget in Ghana, it’s quite significant. Our budget in Peru also is quite significant and Nevada and Australia, the other two places. And I would say that approximately 80% of our budget would be in those four countries. And then, the other 20% of it, you know, in other places where we see opportunities.

John Bridges:	Okay, great.

And perhaps, for the technically inclined, is there, you know, a summary of the Boddington feasibility study we could get our hands on?

Bruce Hansen:	John, I mean, we put out a press release today and, you know, as things evolve, we’ll be providing you with additional information. I don’t know if we have, in essence, a summary of the feasibility study that we’re distributing.

Randy Engel:	John, we — it’s Randy.

We don’t have anything of that nature at this point. We have the release out there at this point.

John Bridges:	Okay. Thanks, guys.

Pierre Lassonde:	And just also, John, just to reemphasize when you talk about asymmetry, you know, that fact is today the gold price is 550. Our reserves are calculated at $150 less than today’s gold price. But also, the fact is that we just haven’t drilled our pits at $500 gold or let alone $550 and, you know, the effort to do so and the money is very significant and it will take us literally at least a

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

couple of years to get there. So there should be a lot more to come and in terms of, you know, higher gold prices.

But we’re also very mindful of profitless prosperity. When you add reserve ounces that will cost you 500, you know, your margin is only 50. We’d rather spend the money on ounces that, you know, will cost you 250 where you have a $200 or $300-margin. And that’s the choice that we have to make, otherwise, we’d end up with, you know, a 500-million exploration budget.

John Bridges:	Yeah. That was the other John’s question, I think.

But no, I think we understand that it’s just trying to get a sense as to where the, you know, the new reserve additions are going to come from.

Pierre Lassonde:	Okay.

Coordinator:	Thank you.

And again, if you would like to ask a question, please press star-1 on your telephone touchpad, and star-2 to cancel.

And our next question comes from…

Mike Dudas:	Mike Dudas, Bear Stearns.

Boy, he sounds good, doesn’t he?

Good afternoon, gentlemen.

Wayne Murdy:	Is that you in the back, Mike?

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Mike Dudas:	Can you — can someone go over the copper realization for 2006, how long the hedges may run through and when we might see more market base realizations for Batu Hijau?

Wayne Murdy:	I’ll ask Russell to do that.

Russell Ball:	Hey, Mike.

We’ll be filing our K on Wednesday and you’ll have plenty of details in there. Suffice to say, these hedges are done in the first quarter of next year. There’s very little that rolls over into next year and the last schedule I looked at had about 60% for ‘06 hedged. But we’ll check and finalize if there’s any difference, I’ll let Randy know and he can get back to you.

But it’s about 60% and $1.35.

Mike Dudas:	For 2000 — I’m sorry, for 2006?

Russell Ball:	2006, there’s minimal that rolls over into 2007.

Mike Dudas:	Terrific. Thank you.

And a question for Pierre, where do you see the Newmont Capital opportunities going forward the next couple of years given what you have on the plate and some of the things that may not be as visible for the rest of the market?

Pierre Lassonde:	Well, if we told you, you couldn’t trade it.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

You know, Mike, the - where we’ve done of course exceedingly well is on our position with the Canadian Oil Sands. It does represent probably, you know, over 80% of our capital gains, and we continue to hold that position. We continue to believe that the stock is going to go higher. And once the dividend reaches approximately $10, $11 a share, which we think it’s going to be in the next 18 months, it’s the equivalent of $10 an ounce on the price of gold - on energy at, you know, $55, $60-oil and anything higher in oil price will have higher dividends; so that means a great deal to us.

Mike Dudas:	Uh-huh.

Pierre Lassonde:	In terms of our positions, you know, we’ve made a number of them, you know, fairly public in terms of the Gabriel and the Shore and others and we continue — but the great thing about this business is that, you know, there are discoveries all the time and we continue to look for opportunities.

We have 300 and almost 50 geologists that — our eyes and ears on the ground and they feed us opportunities. And we continue to believe that there will be new discoveries made by juniors over the next two, three years and we want to participate in at least one or two of the new 5 million ounce discovery, and we will be there. We are absolutely, totally confident that they will come.

Mike Dudas:	Terrific.

One final question for Tom, could you elaborate a little bit more on the labor issues, especially on the underground side in Nevada, and do you think that could limit some of the development that you or other companies might have over the next three to five years as some of the resource transition lower given some of the lack of billability that we’re hearing about not only on hard rock but other types of mining from a skill set base?

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Thomas Enos:	Well, I think we’ve got our arms around it. We’ve put in place a training program. We’re also in the process of building a subdivision in Elko to — it’s been an issue for employees, the underground employees — there’s no place to live. So I think we’re in front of that one.

Mike Dudas:	Terrific. Thanks, gentleman.

Coordinator:	Thank you.

And our next question comes from…

John Tumazos:	John Tumazos, Prudential.

Wayne Murdy:	Hello, John.

John Tumazos:	Good afternoon.

Could you elaborate a little bit on the 300? I believe I heard $380 costs applicable to sales forecast for Nevada this year. Hopefully, the Leeville ounces will be much lower cost than that and gas prices have fallen and last year I thought was an easy comparison at 333, and just give us a little rundown of what’s getting better and what’s getting worse.

Wayne Murdy:	Okay John, I think maybe — let me just cover a couple of things.

First of all, part of the increase is in fact accounting changes, it’s the expensing of deferred stripping and in that 333 number, and if you go back on the detail in the press release, you’ll see that there was actually a $23 credit

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

for deferred stripping. Next year that will be an expense of $5. So that’s obviously a sizable factor.

While the gas price drop-off is well appreciated, the big factor for it was what happened to electric cost out there, that the big item for us (unintelligible) loss kilowatt hour for the majority of our electricity out there and that’s been a big factor. And then the third item is on the labor costs, we did do an out-of-cycle 8% across-the-board increase to our union and non-union people last August and the impact of that on the full year is about $10.

Leeville is coming on slower than we (unintelligible) currently doing about 1,100 tons per day and bringing that up to about 2100 tons a day by the end of the year, but it will be well into next year when we get to the full capacity there about 3200 tons a day and that is primarily the result of the ground conditions there which have been much more difficult — we’ve run into more water and tougher ground conditions than was anticipated from the surface.

So while we are going through the toughest part of that this year, as we look out in 2007, we could see cost coming back of (unintelligible) to 10%. I think we had some other moves in place. As you’re aware, we haven’t invested a lot of capital and that has caught up with us there. We’re putting in a new mining fleet in a large part of Nevada last year and this year and so we’ll see improved maintenance costs.

So while this is a difficult year to look at we think we can see the other side and (unintelligible) much better cost structure.

John Tumazos:	Thank you for the explanation.

Coordinator:	Thank you.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Our next question comes from...

David Gagliano:	Dave Gagliano, Credit Suisse.

Hi. Thanks.

In your remarks you commented briefly on the 2007 outlook for Nevada and I was just wondering if you could shed some light on the 2007 operating outlook for Yanacocha as well, please.

Wayne Murdy:	I think in 2007 we’ll again see production decline and again that’s grade and strip related and then we kind of turn the corner. But again, as we’ve said several times for the last couple of years, Yanacocha, you know, has gone through those really easy years. It’s becoming a more mature operation. And while 2007 has a fair amount of strip and that will affect the cost structure, longer term, you know, Yanacocha is going to settle in to kind of a, you know, 230 to 250 kind of cost structure there.

The key thing is in the out-years being able to bring production back up a little bit, but we’re in the big decline now at 2006-2007.

We’re building a gold mill down there. We’ll be, you know, we’re looking at the development of the Conga project which again is further out, it’s in the 2010, probably, time period.

But this is a wonderful gold district. It has always performed very well, but clearly we are past its prime days and so it’s a matter of it settling down. But it will be a very good long term producer, a very competitive cost for us — not going to be at $140 or $150 an ounce unfortunately.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

David Gagliano:	Okay.

In terms of — for modeling purposes, in terms of the order of magnitude of the production decline in ’07 versus ’06 is…

Wayne Murdy:	If you look in the 10Q when that comes out…

Man:	K.

Wayne Murdy:	I mean pardon me, the 10K, there’s good guidance we’ve been giving in there and will be pretty consistent.

David Gagliano:	Okay.

Randy Engel:	Yeah. David, it’s Randy.

As well, if you refer back obviously to last quarter’s Q and the previous quarter’s Q…

David Gagliano:	No changes.

((Crosstalk))

Randy Engel:	Ten percent to 20% decline in ’06 over ’05, and then we showed another 25% to 35% decline in 2007 over 2006.

David Gagliano:	Perfect, thanks.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

And just a follow-up question, unrelated, realized gold price in the quarter, noticeably lower than spot, is that just a timing issue or is there anything that we should be looking out there?

Russell Ball:	David, Russ. It was timing and then also we had 150 thousand ounces that we delivered at 350.

David Gagliano:	Okay.

Russell Ball:	Yeah. Price capped.

David Gagliano:	Any of those price capped ounces for 2006?

Russell Ball:	No, there’s nothing in ’06 or ’07.

David Gagliano:	Okay.

((Crosstalk))

Russell Ball:	The only items that we’ll be delivering at non-spot is the prepaid forward which is 161 thousand ounces June ‘06 and June ’07, and that has a structure that allows us to participate up to 380 and then were capped out.

David Gagliano:	Okay. Thanks.

Coordinator:	Thank you.

Our next question comes from…

John Doody:	John Doody, Goldstock analyst.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Gentlemen?

Man:	Yup.

John Doody:	Great quarter at an annual rate of about 72 - 7.2 million ounces a year equity basis.

I’m carrying a release - most recent public statement that I have for you has a total production for ’07 of around 7.7 million ounces, is that still in the range of reaching?

Wayne Murdy:	No. I’m not sure where you got that from, but we’ve been very consistent in our guidance for this next year. The guidance in that was put out is about 6.25 equity ounces.

John Doody:	I mean for ’07 - 2007.

Wayne Murdy:	We’ve never given specific guidance in ’07.

John Doody:	I think maybe at Denver, but okay.

And my other question has to do then with cash cost. Obviously, the fourth quarter of ’05 benefited from higher production to cut the cash cost to 230 and then it’s going to jump up to 283, just taking the midpoint, for all of ’06. Can you give us some kind of sense on how it gets to 283? Does it pop right up in the first quarter or is it sort of increasing through the year?

Wayne Murdy:	Well, a significant portion of it, as was pointed out, is the accounting changes. We used to be able to capitalize deferred stripping and amortize that. So

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

there’s a fairly significant swing there that takes place and that’ll take place right from the beginning.

But again, we give annual guidance. We’ve stayed away from quarterly guidance.

Like your 2.4 million comment for the fourth quarter, we typically do better at the end of the year. But you can’t take our guidance and divide it by four, it just doesn’t work that way.

John Doody:	Okay. So the first quarter is going to be fairly close to the 283 number?

Wayne Murdy:	You know it’ll be what it is, I mean, we give guidance for the year.

John Doody:	Okay, great. Thank you very much.

Coordinator:	Thank you.

And our next question comes from…

Mark Smith:	Mark Smith, Dundee Securities.

Wayne Murdy:	Hello Mark.

Mark Smith:	Yeah, hi.

Just have a couple of really quick questions. For just — with regard to Boddington, when you — are you guys going to consolidate that or equity account that?

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Wayne Murdy:	The legal structure is actually an undivided interest; so we will probably be equity accounting for it. I say probably because

Man:	Proportional…

Wayne Murdy:	I mean proportional accounting.

Mark Smith:	Okay.

Wayne Murdy:	I’d say probably because the accounting profession continues to look at this and it’s not clear that by 2008 when we get into production what the rules will be.

Mark Smith:	Okay. No, that’s fine. Okay.

So when you said nine hundred to a billion in capital that was entirely Newmont’s portion on an equity basis?

Wayne Murdy:	That’s correct.

Man:	It’s correct.

Mark Smith:	Okay.

And this year your capital guidance for 2006, is that — does that include any capital for Boddington?

Wayne Murdy:	Yes.

Bruce Hansen:	Yes, it does.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Russell Ball:	It includes the original share, Mark, which is about 4/9ths.

Mark Smith:	Okay.

Russell Ball:	Stepping up with the Newcrest acquisition, it’ll be about another 47 million.

Mark Smith:	Okay

Russell Ball:	Yeah, so there will a delta for change in scope.

Mark Smith:	Okay. So what would — what is the exact number now for 2006 for Boddington?

Russell Ball:	It’s an additional 47 million, again, depending on how the project develops and how the expenditures go.

Bruce Hansen:	I mean we’re looking in aggregate at about $200 million to Newmount’s account for Boddington in 2006.

Mark Smith:	Okay. So it’s — that’s cool. That’s good.

Just another quick question, so just on the same note because we’re switching back from consolidated to equity accounting, when you give your guidance for capital expenditures for 2006 overall, does that include 100% of Yanacocha and Batu Hijau is that - or is that just your equity portion of Batu Hijau and Yanacocha?

Wayne Murdy:	Consistent with the financial statements, it is the consolidated total. So it’s 100% of Batu, 100% of Yanacocha.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

((Crosstalk))

Russell Ball:	All of those numbers in the release looking at financial guidance for ‘06 are on a consolidated basis. So the same logic would apply to exploration.

Mark Smith:	Yeah, but you don’t do that much exploration on Batu Hijau right now, right?

Russell Ball:	No, but Yanacocha…

Mark Smith:	It’s hard to break that out, right?

Man:	Sorry.

Mark Smith:	Okay. Thanks, Russ. Thanks, guys.

Coordinator:	Thank you.

I show no further questions at this time and will turn the meeting back over to Mr. Randy Engel for any closing statement.

Randy Engel:	Okay.

We’d like to thank everybody for joining us on the call today, again reminding you if you have follow-up questions you’d like to put forward to us you can reach either the investor relations group or the media group on the numbers posted at the end of the release.

Thank you very much for joining us.

NEWMONT MINING CORPORATION

Moderator: Randy Engel

02-27-02/03:00 pm CT

Confirmation # 1447622

Coordinator:	Thank you for participating in today’s teleconference and have a great day. You may disconnect at this time.

END